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                                                                    Exhibit 99.4
                                                                Adopted 06/23/04

                                 CHARTER OF THE
                NOMINATING AND CORPORATE GOVERNANCE COMMITTEE OF
                                RAM HOLDINGS LTD.

I.   MISSION STATEMENT

     The purpose of the Nominating and Corporate Governance Committee (the "Committee") of the Board of Directors (the "Board") of RAM Holdings Ltd. (the "Company") is to (i) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board, (ii) make recommendations to the Board concerning committee appointments, (iii) develop, recommend and review corporate governance guidelines for the Company, and (iv) otherwise take a leadership role in shaping the corporate governance of the Company.

II.  MEMBERSHIP

     Each member of the Committee and the chair of the Committee ("Committee Chair") shall be appointed by a majority vote of the Board and shall serve until such member's successor is duly appointed and qualified or until such member's resignation or removal from the Committee by a majority vote of the Board. The Committee shall be comprised of no less than three Directors. The Committee's composition shall meet the applicable independence requirements set forth by the New York Stock Exchange (the "NYSE"), as in effect from time to time, and any other applicable laws, rules and regulations. Committee members shall monitor compliance with such requirements and report to the chairman of the Board (the "Chairman") any relationships or transactions that may cause such member to no longer meet the required definition of independence. Each member of the Committee shall keep current with developments relating to Director nominations and corporate governance.

III. MEETINGS

     The quorum necessary for the transaction of business at a Committee meeting shall be two Committee members. Actions to be taken by the Committee shall require the affirmative vote of a majority of the votes cast by the Committee members present at any meeting. The Committee shall convene at least once annually or more frequently as circumstances require. The Committee Chair and the Secretary of the Committee will develop and distribute an agenda for each meeting in advance of such meeting. Committee members may suggest additional agenda items and, at any meeting, raise subjects that are not on the agenda.

     The Committee may invite such other persons (for example, the Chief Executive Officer or Chief Financial Officer) to its meetings, as it deems necessary.

     The Committee shall maintain minutes or other records of its meetings and shall give regular reports to the Board on such meetings and such other matters as required by this charter or as the Board shall from time to time specify. Reports to the Board may take the form of oral reports by the Committee Chair or any other member of the Committee designated by the Committee Chair to give such report. Except as expressly provided in this charter, the Bye-laws of the Company or the Company's corporate governance guidelines, or as required by law, regulation or NYSE listing standards, the Committee shall set its own rules of procedure.

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IV.  DUTIES WITH RESPECT TO NOMINATIONS

     The Committee shall, in its role with respect to nominations:

     (1) develop, approve and periodically assess a policy with respect to consideration by the Committee of Director candidates recommended by shareholders, and a description of the procedures that must be followed by shareholders in submitting any such recommendations;

     (2) develop, approve and periodically assess the qualifications for Director candidates to be nominated by the Committee and any other qualifications or skills that the Committee believes are necessary for Director candidates, such qualifications to include at a minimum:

          (a)  highest standards of personal character, conduct and integrity;

          (b) experience in a position of leadership and substantial accomplishment in his or her field of endeavor, which may include business, government, not-for-profit or academia;

          (c) an understanding of the interests of the shareholders, customers, suppliers and employees of the Company, as well as an understanding of the business environment in which the Company operates, and the intention and ability to act in the interests of all shareholders;

          (d) an ability to understand and exercise sound judgment on issues affecting the Company; and

          (e) a willingness and ability to devote the time and effort required to serve effectively on the Board, including preparation for and attendance at Board and Committee meetings.

     (3) develop, approve and periodically assess a process for the identification and evaluation of Director nominees by the Committee, including Director nominees recommended by shareholders, and any differences in the manner of consideration for Director nominees recommended by the shareholders;

     (4) seek and identify individuals qualified to become Directors of the Company and recommend that the Board select the Director nominees for the next annual general meeting for shareholder approval based, among other things, on the minimum qualifications;

     (5) periodically review the criteria for Board membership and the criteria for membership on each Board committee, and recommend changes to the criteria as necessary;

     (6) recommend Directors to the Board to serve on each Committee and Chair(s) of each Committee, except for the Committee in which case the Chairman of the Board will recommend a Director to serve as Chair and, together with such individual, will then recommend other Directors to serve on the Committee;

     (7) annually review Committee membership and consider whether membership of any committee should be changed; and

     (8)  as appropriate and from time to time, make recommendations to the
          Board:


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          (a)  regarding succession planning in respect of the Board and the
               Chief Executive Officer;

          (b) regarding the continuing service of any Director who has retired from or otherwise changed the position he or she held when they came on the Board;

          (c) regarding the renomination of any non-executive Director at each annual shareholders meeting and any matters relating to the appropriateness of the continuation of a Director in office at any time; and

          (d) concerning the appointment of any Director to an executive or other office (other than to the position of Chairman and Chief Executive Officer if those two positions are combined, in which case, recommendations for the position of Chairman and Chief Executive Officer shall be considered at a meeting of all Directors).

V.   DUTIES WITH RESPECT TO CORPORATE GOVERNANCE

     The Committee shall, in its role with respect to corporate governance:

     (1) periodically review the structure, size and composition of the Board, and make recommendations to the Board with regard to any adjustments that are deemed necessary;

     (2) oversee the Board's annual review of the independence of all Directors in light of the listing standards of the NYSE and any other applicable laws and regulations;

     (3) develop and recommend to the Board a set of corporate governance guidelines, and annually or more frequently if necessary, review the adequacy of such guidelines and recommend to the Board any changes deemed appropriate;

     (4) propose as necessary any Company codes, policies and procedures that are necessary or advisable in light of changing business, legislative or other conditions;

     (5) recommend to the Board a policy with respect to Board members' attendance at the annual general meetings of shareholders;

     (6) develop and recommend to the Board for its approval an annual Board and Committee self-evaluation process to determine the effectiveness of the functioning of the Board and its committees, and oversee such annual self-evaluation process;

     (7) make recommendations to the Board regarding Committee structure and delegated responsibilities included in the charter of each committee of the Board;

     (8) evaluate and recommend any revisions to Board and Committee meeting policies and logistics;

     (9) develop, approve and periodically assess a process for shareholders to send communications to the Board; and


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     (10) review on a regular basis, at least annually its own performance and the adequacy of this charter and recommend to the Board any improvements to this charter that the Committee considers necessary or advisable.

VI.  AUTHORITY

     The Committee shall have the authority to seek any information it requires from any Director, officer or employee of the Company in order to perform its duties and to ensure the attendance of Company officers at its meetings, if appropriate.

     The Committee shall have the authority to obtain at the Company's expense and without having to seek Board approval, external or internal legal or other professional advice or assistance, including the advice or assistance of recruitment consultants and search firms, on any matters within its scope of responsibility. The Committee shall have full authority to commission any reports or surveys which it deems necessary to help it to fulfill its obligations. If a decision is made by the Committee to engage recruitment consultants or search firms, the Committee shall have the sole authority to retain and terminate them, and to approve their fees and other retention terms.

     The Committee shall not be entitled to sub-delegate any or all of the powers and authority delegated to it. The Committee shall have the authority to conduct or authorize investigations into or studies of any matters within the Committee's scope of responsibility.

     Where any decision relates to a transaction in which a member of the Committee has an interest and has not voted, the decision shall not be implemented until it has been reported at a meeting of the Board at which the member's interest has been declared.


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